1 NEPTUNE INSURANCE HOLDINGS INC. INSIDER TRADING POLICY (Adopted and approved on September 19, 2025, and effective as of the Company’s initial public offering; first amended by the Board on February 23, 2026) 1. Purpose Neptune Insurance Holdings Inc. (collectively with its subsidiaries, the “Company”) is committed to promoting high standards of honest and ethical business conduct and compliance with applicable laws, rules, and regulations. As part of this commitment, the Company has adopted this Insider Trading Policy (this “Policy”) with respect to Transactions (as defined herein) in common stock, options to purchase common stock, debt securities, preferred stock and derivative securities, such as put and call options, warrants, swaps, caps, and collars (collectively, “Securities”) of the Company, as well as the Securities of publicly traded companies with which the Company has a business relationship, for the purpose of promoting compliance with applicable laws, rules, and regulations by directors, officers, and employees of the Company, as well as temporary employees and designated contractors (each, a “Covered Person,” or “you”). “Transactions” means purchases, sales, pledges, hedges, loans, or other transactions in publicly traded Securities and “Transact” means the act of engaging in a Transaction. For the avoidance of doubt, Transactions include gifts (including without limitation donations), unless exempted as described in Section 4.3 of this Policy, subsequent sales of the Company’s Securities issued pursuant to equity awards, the Company’s Pre-IPO 2025 Plan (the “Pre-IPO Plan”) and the Company’s 2025 Employee Stock Purchase Plan (“ESPP”), as well as broker-assisted sales for the purpose of generating the cash needed to cover the costs of stock option exercises and/or tax withholding related to the exercise or settlement of equity awards. Federal and state securities laws prohibit the purchase or sale of a company’s Securities by anyone who is aware of material non-public information (“MNPI”), as that term is defined in Section 3 below. These laws also prohibit anyone who is aware of MNPI from disclosing this information to others who may trade. Companies and their controlling persons (for instance, directors and officers) may also be subject to liability if they fail to take reasonable steps to prevent insider trading by Company personnel. The adverse consequences for insider trading violations can be staggering and include potential criminal and civil liability and/or disciplinary action. Penalties for insider trading include fines of up to $5.0 million, jail sentences of up to twenty (20) years and civil penalties of up to three (3) times the profit gained or loss avoided. The Securities and Exchange Commission (the “SEC”) has imposed large penalties even when an individual did not profit from the trading or disclosure. The SEC, stock exchanges, and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading, and there is a very high likelihood that federal or other regulatory authorities will detect and prosecute insider trading violations involving even small dollar amounts. Individuals who violate this Policy may be subject to disciplinary action as detailed in the Company’s Code of Business Conduct and Ethics, as well as potential ineligibility for future

2 participation in the Company’s equity plans. In addition, if the Company becomes aware of a violation of this Policy, the Company may inform the appropriate governmental authorities. In determining consequences resulting from a violation of this Policy, the Compliance Officer (as defined herein) will consider a number of factors, including, but not limited to, the individual’s culpability, cooperation with the investigation, the individual’s past violations, if any, consistency with consequences for other violations, if any, the availability of restitution, penalties assessed by regulators, the need for deterrence, and extent of the harm to the Company, including the impact on Company culture. “Compliance Officer” for this Policy means the Company’s general counsel (the “General Counsel”); provided that in the event there is no General Counsel or the General Counsel is unavailable, the Company’s Chief Operating Officer & Chief Financial Officer (“CFO”) is authorized to serve as the Compliance Officer in the interim or to designate another person as the Compliance Officer. “Pledging Compliance Officer” for this Policy means the Company’s Chief Financial Officer or, in the event that the Company’s Chief Executive Officer or Chief Financial Officer is the Preclearance Person (as defined herein), the Chair of the Audit Committee (the “Audit Committee”) of the Board of Directors of the Company (the “Board”). 2. Scope This Policy applies to all Covered Persons. This Policy also applies to each Covered Person’s family members who reside with them, anyone else who lives in such Covered Person’s household, and any family members who do not live in the Covered Person’s household but whose Transactions in the Company’s Securities are directed, influenced, or controlled by such Covered Person (such as parents or children who consult with the Covered Person before they trade in the Company’s Securities). In addition, this Policy applies to all corporations, partnerships, limited liability companies, trusts, and other entities whose Transactions in the Company’s Securities are directed, influenced, or controlled by any Covered Person. All such family members and entities are considered Covered Persons for purposes of this Policy. The portions of this Policy relating to trading while in possession of MNPI, and the disclosure of that information to others, continue to apply to Transactions in the Company’s Securities even after termination of employment or association with the Company, if the MNPI was obtained as the result of your role as a Covered Person. In addition, if you are subject to a Quarterly Blackout Period and/or a Special Blackout Period (each, a “Blackout Period”), as set forth below in Section 7, you must abide by the applicable trading restrictions until at least the end of each applicable trading restriction. 3. Material Non-Public Information For purposes of this Policy, “Material Non-Public Information” or “MNPI” means any Material information about a company that is Non-Public. Information is “Material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, hold, or sell the Company’s Securities. Any information that could reasonably be expected to affect the price of the Security is Material. The information may be positive or negative. Common examples of information that may be Material include:

3 • information regarding financial results, financial condition, and financial forecasts, including estimates of financial results or changes in previously announced estimates of financial results; • significant proposed mergers, acquisitions, investments, or divestitures; • gain or loss of significant customers; • entry into, renewal, termination, or changes to significant contracts; • layoffs or restructurings; • cybersecurity incidents and data breaches; • developments in significant litigation or government investigations; • public or private debt or equity offerings; • significant changes in senior management or the Board; • new product or service offerings; or • capital allocation developments, such as share repurchases and dividends. It is not possible to define all categories of Material information, and you should recognize that the public, the media, and the courts may use hindsight in judging what is Material. Further, the Materiality of particular information is subject to reassessment on a regular basis. Therefore, it is important to “play it safe” and assume information is Material if you are in doubt and consult with the Compliance Officer. Information is “Non-Public” until the information is broadly disseminated in a manner sufficient to ensure its availability to the investing public generally, without favoring any special person or group. Information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb and evaluate it. Ordinarily, information about the Company should not be considered public until at least one (1) full trading day has passed following its formal release to the market. Release of information to the media does not immediately mean the information has become publicly available. Information may still be Non-Public even though it is widely known within the Company. 4. Transacting in the Securities While in Possession of MNPI Is Prohibited 4.1 You are prohibited from Transacting in the Company’s Securities while aware of MNPI about the Company. It makes no difference whether or not you relied upon or used MNPI in deciding to Transact—if you are aware of MNPI about the Company, the prohibition applies.

4 4.2 You are also prohibited from Transacting in the Securities of other publicly traded companies with which the Company has a business relationship while aware of MNPI about those companies learned in connection with your role as a Covered Person. Such MNPI may include, but is not limited to, negotiations over mergers, acquisitions, divestitures, or renewal or termination of significant contracts or other arrangements. 4.3 These prohibitions do not apply to: 4.3.1 Transactions made pursuant to a 10b5-1 Plan meeting the requirements of Section 9 below. 4.3.2 The exercise of stock options or option-like awards if the exercise price is paid in cash or through the Company withholding a portion of the shares underlying the options. 4.3.3 The Company’s withholding of the Company’s Securities underlying equity awards to satisfy tax withholding requirements. 4.3.4 The purchase of the Company’s Securities under the Pre-IPO Plan 4.3.5 The purchase of the Company’s Securities under the ESPP. 4.3.6 Transfers by will or the laws of descent and distribution or transfers for tax- planning purposes in which your beneficial ownership and pecuniary interest in the transferred the Company’s Securities does not change. 4.3.7 Bona fide gifts of the Company’s Securities, unless you have reason to believe that the recipient intends to Transact in the Company’s Securities while you are aware of MNPI about the Company, or you are subject to a Blackout Period and you have reason to believe the recipient intends to Transact in the Company’s Securities during such Blackout Period. 4.3.8 Transactions in mutual funds that are invested in the Company’s Securities. 5. Disclosure of MNPI Is Prohibited; No “Tipping” You may not disclose MNPI about the Company or any other publicly traded company with which the Company has a business relationship learned in connection with your role as a Covered Person to others, make recommendations or express opinions to others about investments in or the prospects of the Company or those companies while in possession of this information, or otherwise make unauthorized disclosure or use of this information (collectively, “Tipping”). Tipping can result in legal liability and consequences under this Policy even if you did not benefit from the resulting Transaction. Any written or verbal statement that would be prohibited under the law or under this Policy is equally prohibited if made on the internet or through social media platforms, regardless of whether Covered Persons use their own name or a pseudonym, including the disclosure of MNPI about the

5 Company or with respect to other publicly traded companies with which the Company has a business relationship that you learn in connection with your role as a Covered Person. 6. Other Prohibited Transactions You may not: 6.1 Engage in short sales of the Company’s Securities (sales of the Company’s Securities that are not then owned), including “sales against the box” (short sales not exceeding the number of shares already owned). 6.2 Trade in derivatives of the Company’s Securities, such as exchange-traded put or call options and forward transactions. 6.3 Purchase any financial instruments (such as prepaid variable forward contracts, equity swaps, collars, or exchange funds) or otherwise engage in any transactions that hedge or offset any decrease in the market value of the Company’s Securities or limit your ability to profit from an increase in the market value of the Company’s Securities. 6.4 Hold the Company’s Securities in a margin account or pledge the Company’s Securities as collateral for a loan, except to the extent you have obtained preclearance of such transaction in accordance with Section 7.3. Company Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of MNPI or is otherwise not permitted to trade in the Company’s Securities, under some circumstances, such a sale could result in unlawful insider trading. Due to these considerations, any such pledging arrangement must comply with all applicable insider trading policies and the preclearance procedures of Section 7.3. 6.5 Except under a 10b5-1 Plan meeting the requirements of Section 9 below, establish standing or limit orders for Transactions in the Company’s Securities for more than two (2) business days, and any such Transactions must otherwise comply with the restrictions and procedures of this Policy. 7. Blackout Periods; Preclearance of Transactions; Other Compliance Procedures Except under a 10b5-1 Plan meeting the requirements of Section 9 below or pursuant to a Transaction that is not prohibited in accordance with Section 4.3: 7.1 No Restricted Person (as defined below) may Transact in the Company’s Securities during a Quarterly Blackout Period regardless of whether they are actually aware of MNPI during that period. A “Restricted Person” means each person designated as such by the Compliance Officer for purposes of this Policy, as set forth in Appendix A. Such persons are determined to be at an enhanced risk of possessing

6 MNPI during periods of time proximate to quarterly announcements of financial results, and therefore must exercise greater diligence to comply with insider trading prohibitions. This includes employees and contractors (i) directly involved in the quarter-end close or financial reporting process, including individuals who, during the relevant period, prepare, review, consolidate, or analyze quarterly or annual financial results; participate in the preparation or review of earnings releases, guidance, or related external disclosures; or have access to preliminary, draft, or forecasted financial information not yet publicly disclosed; or (ii) who are otherwise a Covered Person who has been designated by the Compliance Officer as a “Restricted Person” because of their position, responsibilities, or actual or potential access to MNPI, or because their role otherwise makes it likely they will have awareness of MNPI in proximity to quarterly announcements of financial results. The Compliance Officer maintains a list of all Restricted Persons. At least once per fiscal year, and more frequently when there are significant changes in personnel, the Compliance Officer will reevaluate the list of Restricted Persons. You will be notified by the Compliance Officer if you are considered a Restricted Person under this Policy, and will remain a Restricted Person until notified otherwise by the Compliance Officer. “Quarterly Blackout Periods” are in effect with respect to each quarterly announcement of financial results, starting on the 15th day of the third month of each fiscal quarter (provided, if the 15th day of the month is not a business day, then the next business day) and ending when one (1) full trading day has passed following the public announcement of the Company’s quarterly financial results.1 The Compliance Officer will notify Restricted Persons by email when the Quarterly Blackout Period begins and ends. Even if you have not been notified, you must not Transact in the Company’s Securities during the Quarterly Blackout Period. If you have questions about a Quarterly Blackout Period, you should consult the Compliance Officer. For the avoidance of doubt, Covered Persons who are not subject to Quarterly Blackout Period trading restrictions remain subject at all times to the prohibitions on trading while in possession of MNPI under this Policy and applicable law. 7.2 In addition to Quarterly Blackout Periods, from time to time the Compliance Officer may decide to impose a “Special Blackout Period” for Covered Persons who are aware of particular information that the Compliance Officer considers likely to be MNPI. A Special Blackout Period may be imposed in connection with a potential acquisition, anticipated positive or negative announcements of financial 1 For example, if the Company announces earnings before trading begins on a Tuesday, the first time you can buy or sell the Company’s securities is the opening of the market on Wednesday (assuming you are not aware of other MNPI at that time). If, however, the Company announces earnings after trading begins that Tuesday, the first time you can buy or sell the Company’s securities is the opening of the market on Thursday.

7 results, cybersecurity incidents, or other potentially Material developments. The Compliance Officer will determine on an ongoing basis who is subject to a Special Blackout Period and notify such individuals. Even if you have not been notified, if you reasonably believe you are or should be subject to a Special Blackout Period, you must adhere to the following prohibition. If you are subject to a Special Blackout Period, you may not Transact in the Company’s Securities until notified by the Compliance Officer that the Special Blackout Period has ended. Any person made aware of a Special Blackout Period should not disclose the existence of the Special Blackout Period to anyone else. If you have questions about a Special Blackout Period, you should consult the Compliance Officer. 7.3 Preclearance of Transactions and 10b5-1 Plans; Related Procedures 7.3.1 Prior to Transacting in the Company’s Securities, or entering into or modifying a 10b5-1 Plan for purposes thereof (collectively, “Preclearance Events”), each of the Company’s directors and officers as defined by Rule 16a-1(f) under the Exchange Act (“Section 16 Officers and Directors”), and each of such person’s family members and entities (to the extent they are also considered Covered Persons for purposes of this Policy) (each, a “Preclearance Person”) must submit a request for preclearance to the Compliance Officer. If the Compliance Officer is a Preclearance Person, they must submit a preclearance request to the Audit Committee of the Board. The Preclearance Person who desires to Transact in a Preclearance Event must submit a certification that the Preclearance Person is not in possession of MNPI, in the form attached hereto as Exhibit A, at least two (2) days prior to any desired Preclearance Event. The Preclearance Person or other applicable Covered Person will be permitted to proceed only after having the request for preclearance approved by the Compliance Officer (or Audit Committee) in writing or via email in writing. For the avoidance of doubt, the preclearance procedures described in this Section 7.3.1 apply only to Preclearance Events and do not apply to Pledging Preclearance Events, which are subject to the separate procedures set forth in Section 7.3.2 below. 7.3.2 While the Company discourages Preclearance Persons from pledging (or hypothecating) the Company’s Securities as collateral for a loan and from holding the Company’s Securities in a margin account as collateral for a margin loan, Preclearance Persons may pledge, hypothecate, or hold the Company’s Securities in a margin account as collateral for a margin loan (each, a “Pledging Preclearance Event”), if they receive approval for such Pledging Preclearance Event by the Pledging Compliance Officer in accordance with the terms of this Section 7.3.2. Any pledges or hypothecations of Company Securities made prior to the effective date of this Policy are not subject to the foregoing limitation or the preclearance requirements of this Section 7.3.2. Additionally, Preclearance Persons may hold Company Securities in a margin account without prior approval so

8 long as such the Company’s Securities are not held in the margin account for purposes of providing collateral for a margin loan. (a) The Preclearance Person who desires to Transact in a Pledging Preclearance Event must submit (i) at least two (2) days prior to any desired Pledging Preclearance Event a certification that the Preclearance Person is not in possession of MNPI, in the form attached hereto as Exhibit A, and (ii) a request for approval of such Pledging Preclearance Event to the Pledging Compliance Officer, at least two (2) weeks prior to the proposed execution of any such Transaction (the “Pledge Notice Period”). The Preclearance Person or other applicable Covered Person will be permitted to proceed with the Transaction only after having the request for preclearance approved in writing by the Pledging Compliance Officer. (b) The Pledging Compliance Officer will consider whether the terms of that loan (and the associated pledge or hypothecation of shares) are sufficient to protect the Preclearance Person and the Company from a potential transfer by the pledgee at an inappropriate time, including consideration of the amount of shares proposed to be pledged and whether the terms of the loan include (i) a sufficient loan-to-value ratio, (ii) recollateralization provisions of the loan, (iii) limitations on pledging for speculative investments or hedging, (iv) adequate notice terms and cure periods to either avoid foreclosure or satisfy disclosure obligations, and (v) review of the proposed loan terms by the Company. 7.3.3 Covered Persons must also comply with SEC Rule 144, Section 16 of the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder (the “Exchange Act”), and all applicable reporting requirements. As such, in connection with the preclearance process for any Preclearance Event, Preclearance Persons should provide to the Compliance Officer an analysis of how the proposed Preclearance Event complies with SEC Rule 144 and does not result in short swing profits under Section 16 of the Exchange Act. 10b5-1 Plans for Preclearance Persons should also include a provision stating that the Preclearance Person will arrange for the electronic filing of any required Form 144 with the SEC via the EDGAR system and authorize the 10b5-1 Plan broker to notify the Company of all Transactions on the Preclearance Persons behalf to ensure a Form 4 is filed in the required two (2) business days. 7.3.4 If a Preclearance Event is pre-cleared in accordance with this Policy, a Preclearance Person or other applicable Covered Person will then have three (3) business days to effect the Preclearance Event. If a Pledging Preclearance Event is pre-cleared in accordance with this Policy, a Preclearance Person or other applicable Covered Person will then have the greater of (i) three (3) business days and (ii) the then-remaining portion of the Pledge Notice Period to effect the Pledging Preclearance Event.

9 However, if a Preclearance Person or other applicable Covered Person becomes aware of MNPI or becomes subject to a Blackout Period after receiving preclearance, but before the Preclearance Event or Pledging Preclearance Event has been effected, as applicable, that person must not proceed with such Preclearance Event or Pledging Preclearance Event. 7.3.5 Neither the Audit Commttee nor the Compliance Officer is under any obligation to approve a request under the pre-clearance procedures provided for under this Policy and may determine to reject any request for any reason even if the proposed Preclearance Event or Pledging Preclearance Event would not violate applicable securities laws or a specific provision of this Policy. The Audit Committee or Compliance Officer, as applicable, or a designee thereof should consult others, as necessary, to gather information relevant to any request under this Section 7, and maintain written records of all such requests, including the certifications required by Sections 7.3.1 and 7.3.2, respectively, and the bases for approving such requests. 7.3.6 Approval of any request under these preclearance procedures does not insulate you from liability under applicable securities laws. The ultimate responsibility for determining whether an individual is in compliance with applicable securities law rests with that individual in all cases. 7.4 Other Procedures 7.4.1 In communicating MNPI to Covered Persons, all Covered Persons must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information. This includes taking precautions to prevent unauthorized disclosure of MNPI about the Company in accordance with such other policies. Prohibitions and procedures relating to the internal and external dissemination of MNPI are addressed in the Company’s Employee Handbook. 7.4.2 The Company shall provide annual training programs designed to promote compliance with insider trading laws and this Policy. Participation by Covered Persons (excluding family members and entities considered Covered Persons for purposes of this Policy) in such programs is mandatory. 7.4.3 As appropriate and directed by the Compliance Officer, Covered Persons will be required to complete and sign or confirm electronically an Insider Trading Policy Acknowledgement substantially in the Form of Acknowledgement attached hereto. Each such acknowledgement shall form a part of the certifying individual’s permanent personnel file.

10 8. Exceptions Transactions prohibited by Sections 4, 6, or 7 hereof may be exempted from the prohibitions set forth in this Policy if, prior to the Transaction, the Compliance Officer determines that the Transaction is not inconsistent with the purposes of this Policy and exceptional circumstances apply and communicate a specific, narrow, limited exception to you in writing. The existence of a personal financial emergency does not excuse you from compliance with this Policy and will not be the basis for an exception to this Policy. 9. Planned Trading Programs 9.1 10b5-1 Plans 9.1.1 It is not a violation of this Policy to Transact in the Company’s Securities while you are aware of any MNPI or during a Blackout Period if: (i) the Transactions are made pursuant to a written trading plan (a “10b5-1 Plan”) that complies with the requirements of this Policy and Rule 10b5-1(c) (as such rule and regulations may be amended from time to time by the SEC, including any SEC Staff interpretations relating thereto) (“Rule 10b5-1”) under the Exchange Act; (ii) the 10b5-1 Plan was not entered into while you were subject to a Blackout Period; (iii) the 10b5-1 Plan contains a representation certifying that, on the date of adoption of the 10b5-1 Plan, you (a) are not aware of MNPI about the Company or its Securities; and (b) adopted the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5-1 under the Exchange Act; and (iv) if required by Section 9.1.2, the 10b5-1 Plan was pre-cleared in writing in advance by the Compliance Officer; provided, however, that any and all Transactions in the Company’s Securities under a 10b5-1 Plan that satisfies the conditions in clauses (i) through (iv) shall not qualify for the foregoing exception if after you have entered into the 10b5-1 Plan the Compliance Officer determines that you have failed to act in good faith with respect to it, including with respect to modifications and terminations. 9.1.2 Preclearance Persons must submit a proposed 10b5-1 Plan and any modification of a 10b5-1 Plan, including termination of a 10b5-1 Plan other than pursuant to the existing terms of a 10b5-1 Plan, for preclearance in accordance with the provisions of Section 7.3 herein at least five (5) business days before the desired date of entry into or modification of such a plan. 9.2 To help demonstrate that a 10b5-1 Plan fully complies with Rule 10b5-1 and this Policy, the Company has adopted the requirements for such plans set forth in Appendix B to this Policy.

11 10. Transactions by the Company The Company will not Transact in its own Securities, except in compliance with applicable securities laws. 11. Inquiries Any questions about this Policy, its application to a proposed Transaction, or the requirements of applicable laws should be directed to the Compliance Officer at alais@neptuneflood.com.

12 NEPTUNE INSURANCE HOLDINGS INC. INSIDER TRADING POLICY FORM OF ACKNOWLEDGMENT I certify that I have read, understood, and agree to comply with and be subject to the terms of Insider Trading Policy (the “Policy”) of Neptune Insurance Holdings Inc. (the “Company”). I agree that I will be subject to sanctions imposed by the Company, in its discretion, for violation of the Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of Company Securities as necessary to ensure compliance with the Policy. I acknowledge that one of the sanctions to which I may be subject as a result of violating the Policy is termination of my employment for cause, or if I am a director, requested resignation from, or no renomination to, the Board. Capitalized terms not defined herein shall have the meanings ascribed to them in the Policy. Date: Signature: Printed Name:

A-1 Exhibit A NEPTUNE INSURANCE HOLDINGS INC. INSIDER TRADING POLICY CERTIFICATION OF DIRECTORS AND OFFICERS Pursuant to the Company’s Insider Trading Policy (the “Policy”) and the requirements of applicable securities laws, I hereby certify that I am not aware of any MNPI concerning the Company. I further understand that I am not authorized to trade in any Company Securities in reliance on this certification until I receive written preclearance from the Compliance Officer, and that, even if I receive preclearance, I will not trade if I have MNPI or am subject to a Blackout Period at the time the trade is to be executed. Capitalized terms not defined herein shall have the meanings ascribed to them in the Policy. I consent to the public disclosure of required information in the Company’s SEC filings regarding my 10b5-1 Plans. Date: Signature: Printed Name:

App. A\B-1 Appendix A NEPTUNE INSURANCE HOLDINGS INC. EMPLOYEES SUBJECT TO THE QUARTERLY BLACKOUT PERIOD The following Restricted Persons are subject to the Quarterly Blackout Periods set forth in Section 7.1 of the Policy: • Section 16 Officers and Directors • Dave Abbate, Chief Accounting Officer • Steve Aikens, Chief Marketing Officer • Mike Dezube, Chief Data Science Officer • Jean-Luc Eckstein, Chief Customer Officer • Alais Griffin, General Counsel • Brad Schulz, Chief Technology Officer & Chief Information Security Officer • Tom Wexler, Chief Engineer

App. A\B-2 Appendix B NEPTUNE INSURANCE HOLDINGS INC. 10B5-1 PLAN GUIDELINES These 10b5-1 Plan Guidelines provide further requirements for entering into and operating a 10b5-1 Plan under the Company’s Insider Trading Policy (the “Policy”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Policy. 1. Good Faith You must act in good faith with respect to your 10b5-1 Plan under the Policy. Your failure to act in good faith with respect to a 10b5-1 Plan, including with respect to modifications and terminations, will cause the plan to no longer comply with Rule 10b5-1 and the Policy and potentially cause your prior Transactions in the Company’s Securities thereunder to violate the Policy. 2. Trades Outside of a 10b5-1 Plan Any Transaction outside of a 10b5-1 Plan may mitigate the benefits of the 10b5-1 Plan. Consequently, Covered Persons should generally not Transact in the Company’s Securities (except as permitted by Section 4.3 of the Policy) outside of a 10b5-1 Plan while a 10b5-1 Plan is in effect. 3. 10b5-1 Plan Adoption or Modification (including Termination); Good-Faith Considerations Section 9 of the Policy sets forth the requirements for entry into, or modification (including termination) of, a 10b5-1 Plan, including preclearance requirements, for Preclearance Persons. Any questions regarding proposed modifications to, or terminations other than pursuant to the existing terms of, a 10b5-1 Plan should be directed to the Compliance Officer. While Rule 10b5-1 does not expressly forbid the early termination of a 10b5-1 Plan, the SEC has made clear that once a 10b5-1 Plan is terminated, the affirmative defense may not apply to any trades that were made pursuant to that plan if such termination calls into question whether the good-faith requirement was met or whether the plan was part of a plan or scheme to evade Rule 10b-5 under the Exchange Act. The risk associated with terminating a plan increases if the Covered Person promptly engages in market transactions or adopts a new 10b5-1 Plan. Such behavior could arouse suspicion that the Covered Person is modifying trading behavior in order to benefit from MNPI. Accordingly, Covered Persons are encouraged to not terminate 10b5-1 Plans except in unusual circumstances. For similar reasons, Covered Persons are encouraged to avoid frequent modifications of 10b5-1 Plans. Covered Persons are required to provide prompt notice of termination of any 10b5-1 Plan to the Compliance Officer. Furthermore, the Company recommends that Covered Persons refrain from engaging in new Transactions in the Company’s Securities or entering into a new 10b5-1 Plan for sixty (60) days following a termination of a prior 10b5-1 Plan other than pursuant to the terms of such plan.

App. A\B-3 4. Overlapping Plans Under Rule 10b5-1, Covered Persons may not have more than one (1) 10b5-1 Plan in operation at any given time, subject to certain limited exceptions. Consult with the Compliance Officer to discuss whether any of these exceptions may apply to your situation, particularly if you wish to enter into a new 10b5-1 Plan under which trades will commence shortly after an existing 10b5-1 Plan would terminate in accordance with its terms. 5. Single-Trade Plans Covered Persons may not enter into a 10b5-1 Plan that is designed to Transact the total amount of the Company’s Securities subject to the 10b5-1 Plan as a single transaction (a “Single-Trade Plan”), unless (i) the Covered Person has not, during the prior twelve (12)-month period, entered into another 10b5-1 Plan of the same design; and (ii) such other 10b5-1 Plan was eligible to receive the affirmative defense under Rule 10b5-1. 6. Timing of First Trade (Cooling-Off Periods) 10b5-1 Plans must be subject to a “cooling off” period pursuant to which no trading may commence after the 10b5-1 Plan is adopted until the expiration of the later of (i) ninety (90) days after the adoption of the 10b5-1 Plan; or (ii) two (2) business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted, not to exceed one hundred and twenty (120) days following adoption of the 10b5-1 Plan. 7. Specific Trading Schedules 7.1 The Company encourages trading schedules to provide for a pattern of regular trades occurring over time to minimize any inference that the Covered Person is not acting in good faith. 7.2 If the specified number of shares is not sold on a designated date for sale pursuant to a trading schedule, the unsold shares may be added to the order(s) for the following designated date of sale on a trading schedule; provided that the number of shares added to the subsequent date of sale on the trading schedule shall be limited to no more than the number of shares originally intended to be sold on the subsequent date of sale. For example, if an individual has 5,000 aggregated, unsold shares under a 10b5-1 Plan but the trading schedule provides for only 1,000 shares to be sold per trading interval, the aggregation feature outlined in this section shall allow for trading of up to 2,000 shares in each trading interval thereafter until such time as the 5,000 aggregated, unsold shares under the 10b5-1 Plan have been sold. 8. Plan Suspension & Termination 10b5-1 Plans should include a provision that automatically suspends trading under the plan upon notice of suspension from the Company triggered by certain events. Events contemplated by such notice include underwritten public offerings by the Company and acquisition of the Company.

App. A\B-4 10b5-1 Plans should also include a provision automatically terminating the plan at some future date. In addition, any 10b5-1 Plan must provide for automatic termination in the event of death, a personal bankruptcy filing, the filing of a divorce petition, employment termination (in which case such automatic termination will occur at the beginning of the next open trading window), the last scheduled sale of shares, the public announcement of a merger, recapitalization, acquisition, tender or exchange offer, or other business combination or reorganization resulting in the exchange or conversion of the shares of the Company into shares of another company, or the conversion of the Company’s Securities into rights to receive fixed amounts of cash or into debt securities and/or preferred stock (whether in whole or in part). 9. Plan Brokers Unless otherwise approved by the Compliance Officer, all 10b5-1 Plans must be implemented through a broker included in a list approved by the Compliance Officer. The Compliance Officer may amend this list from time to time. A Covered Person must not communicate any MNPI about the Company to the broker or attempt to influence how the broker exercises their discretion in any way.

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